August 10, 1998

Egan Systems, Inc.
1501 Lincoln Avenue
Holbrook, New York 11741

Gentlemen:

     You have requested that we furnish you our legal opinion with respect to the legality of the following described securities of Egan Systems, Inc. (the "Company") covered by a Form S-8 Registration Statement, as amended through the date hereof (the "Registration Statement") initially filed with the Securities and Exchange Commission (File No. 33-______) by the Company on August 10,1998 for the purpose of registering such securities under the Securities Act of 1933:

     300,000 shares of Common Stock issuable upon the execution of the Consulting Agreement with Shipwright Assets Limited.

     300,000 shares of Common Stock issuable upon the execution of the Consulting Agreement with Forbes Investments, Limited.

     200,000 shares of Common Stock issuable upon the execution of the Consulting Agreement with Metrolink Holdings Ltd.

     200,000 shares of Common Stock issuable upon the execution of the Consulting Agreement with FSC, Ltd.

     In connection with this opinion, we have examined the corporate records of the Company, including the Company's Certificate of Incorporation, Bylaws, as amended, and the Minutes of its Board of Directors and Shareholders meetings, the Registration Statement, and such other documents and records as we deemed relevant in order to render this opinion. In addition, the opinion expressed herein is limited to federal law.

     Based upon the foregoing, it is our opinion that:

     The Registered Securities, when sold in accordance with the Registration Statement and the final prospectus thereunder, and for the consideration therein referred to, will be legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion, with the Securities Exchange Commission as an exhibit to the Registration Statement.

                                                       Sincerely,

                                                       VANDERKAM & SANDERS

                                                       /s/ Vanderkam & Sanders